UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Atreca, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Atreca Announces Adjournment of the March 28th Special Meeting of Stockholders

Dear Stockholder:

The 2024 Special Meeting of Stockholders of Atreca, Inc. (OTC: BCEL) held on March 28, 2024 (Special Meeting) was convened and then adjourned, without conducting any business, in order to provide stockholders additional time within which to vote on (i) Proposal 1, which provides for the sale of substantially all of Atreca’s assets pursuant to the Asset Purchase Agreement, dated December 22, 2023, by and between Atreca and Immunome Inc. and (ii) Proposal 2, which provides for the liquidation and dissolution of Atreca pursuant to a plan of complete liquidation and dissolution.

Atreca encourages all stockholders that have not voted yet, to please vote your shares of Class A common stock today and support Proposal 1 and Proposal 2.

Failure to vote your shares of Class A common stock will have the same effect as a vote “AGAINST” each of Proposal 1 and Proposal 2.

The adjourned Special Meeting will reconvene on April 8, 2024, at 10:00 a.m. Pacific Time, via live webcast at www.virtualshareholdermeeting.com/BCEL2024SM. The record date of February 22, 2024 remains the same for the adjourned Special Meeting. Stockholders of record may attend the virtual webcast of the reconvened Special Meeting by logging in through the same method as set forth in Atreca’s proxy materials for the Special Meeting.

The Board of Directors of Atreca believes that the stockholders' approval of each of Proposal 1 and Proposal 2 is in the best interests of Atreca and its stockholders for the reasons described in Atreca’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (SEC) on February 23, 2024 (Proxy Statement). Stockholders are also urged to read all other relevant documents filed with the SEC for important information about Proposal 1 and Proposal 2.

The Board of Directors of Atreca unanimously recommends that the stockholders vote “FOR” Proposal 1 and “FOR” Proposal 2.

Stockholders who have already voted their shares of Class A common stock on Proposal 1 and Proposal 2 do not need to vote again. Proxies previously submitted will be voted at the reconvened Special Meeting to be held on April 8, 2024, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

Because the approval of each of Proposal 1 and Proposal 2 require a majority vote of all outstanding shares of Class A common stock, every stockholder’s vote is important no matter how many shares you may own. Please submit your proxy as soon as possible. Stockholders of record on February 22, 2024 who have not yet voted should do so by 11:59 p.m. Eastern Time on April 7, 2024.

The fastest and easiest way to vote or change your vote is by telephone or over the Internet. Instructions on how to vote your shares of Class A common stock over the telephone or Internet are set forth in the Proxy Statement.

PLEASE VOTE TODAY

If you have any questions about – or need assistance with – voting your proxy, please call MacKenzie Partners, Inc., the firm Atreca has retained to assist it in the solicitation of proxies for the Special Meeting, toll-free at (800) 322-2885 or (212) 929-5500 or via email at proxy@mackenziepartners.com.